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Supplemental Information Regarding Proposal 2: Advisory Vote on Compensation of our Named Executive Officers

April 28, 2014

Dear Broadcom Shareholder:

We are writing to ask for your support at Broadcom’s 2014 Annual Meeting of Shareholders by voting in accordance with the recommendations of our Board of Directors. In particular, we request your support of our proposal regarding the advisory vote on executive compensation paid to our named executive officers (“NEOs”). As you may know, Institutional Shareholder Services (“ISS”) and Glass Lewis have recommended that their respective clients cast an against vote for that proposal. While we firmly agree with those firms that there should be a strong link between pay and performance, we disagree with their respective recommendations because we believe our compensation programs do appropriately tie pay to performance for the following reasons:

•	Broadcom’s Pay-for-Performance compensation philosophy has been tied to historic drivers of Total Shareholder Return (“TSR”) in technology – growth and margin. The result of which is evident in consistently strong operating results.

¡	We tie pay to both Company and individual performance, as each is a uniquely integral driver of incenting executives to share strong common goals as well as motivate individual excellence. We structure total compensation with a predominant long-term equity component, thereby making a substantial portion of each NEO’s targeted total compensation dependent upon the performance of our stock price. In 2013, approximately 75% of total direct compensation for our named executive officers was in the form of equity.

¡	Equity awards to our NEOs are structured such that only 3/4 of the target equity grant value is in the form of time-based RSUs. NEOs can only earn the target level (or higher) of the equity value if performance measures are achieved or exceeded. Additionally, opportunity to earn above the targeted amount can only occur if we meet or exceed these targets for two or three years out of a three year period.

¡	Our performance measures are rigorous. The semiconductor industry is cyclical and as such we use relative revenue performance and operating performance, as well as achievement of pre-defined strategic objectives. We believe relative revenue growth is an important measure of our success in growing our market share. We further believe that the non-GAAP operating margin metric delivers meaningful economic value within our target economic model and that in cyclical periods where the market declines, a free cash flow metric is important to encourage and maintain tight fiscal management and protect Broadcom’s assets. The final metric – a list of pre-determined strategic objectives – permits our Compensation Committee to award a bonus component based on strategic accomplishments (such as technology advancement, key customer wins, environmental consciousness, etc.) that are not purely financial but are critical to our long-term success, as well as the Committee’s qualitative assessment of individual performance and achievements. We disagree with ISS’ comment that the program is overly “discretionary.”

¡	Our selected performance metrics have historically been correlated to TSR.

•	We have run analyses and regressions for the periods from 2010 through 2012 which have indicated a solid correlation between growth, margin and P/E ratios.

•	Broadcom consistently delivered on these metrics from 2009 through 2012 and investors saw above market returns during that period.

•	As detailed in our proxy statement, our Compensation Committee noted that stock price performance during 2013 reflected and was affected by Broadcom’s ongoing investment in our cellular baseband business.

¡	We have made progress in this business and are closely monitoring the progress to milestones we have set to ensure that our cellular investments are on a path to create sustainable shareholder value.

•	Having said the above, our Compensation Committee recognizes that the historic operating correlations to TSR may be changing in our industry and we continue to reduce stock-based compensation and have modified our compensation program to more directly align executive grants to TSR.

¡	Stock-based compensation is down from ~11% of revenue in 2008 to ~6% in 2013 and we are continuing to work toward reducing that percentage. It is our long-term objective that stock-based compensation approximate 5% of total net revenue.

¡	For the 2014 performance year we have added TSR as an additional component to our performance-based restricted stock unit program ( “PRSU Program”), intended to even more closely align the compensation of our NEOs with Broadcom’s stock price performance.

•	Many of the 2013 executive compensation decisions were a result of Broadcom and our NEOs delivering on pre-defined and rigorous targeted operating results approved by our Compensation Committee at the beginning of the year.

¡	On a relative revenue basis, we outgrew our peers in 2013. As described in detail in our proxy statement, our adjusted revenue grew 5.03% versus a weighted peer group that grew 1.06%.

¡	Our free cash flow for 2013 was $1.61 billion. Our adjusted non-GAAP product operating margin was 20.5%, well within our targeted range.

¡	We executed on a number of pre-defined key strategic initiatives, including delivering samples LTE products to a top-tier customer.

•	Investors have historically approved the structure of Broadcom’s executive compensation programs.

¡	In 2011, our shareholders approved a triennial Say-on-Pay vote. Also in 2011, our Say-on-Pay proposal was approved by 92% of the votes cast. ISS recommended a vote for approval of our Say-on-Pay proposal and stated that “ISS finds no significant issues of concern.” Glass Lewis also recommended a vote for approval of that proposal.

Our philosophy and approach to executive compensation is largely unchanged from 2011 when ISS, Glass Lewis and our shareholders overwhelmingly supported our Say-on-Pay proposal. The one change that has been implemented since then, which was a positive change for our shareholders, was that in lieu of stock options we now provide for grants of PRSUs. We view this change as a positive enhancement to our executive compensation program that further aligns the interests of our NEOs with those of our shareholders. Further, as discussed above, for the 2014 performance year we have added TSR as an additional component to our PRSU Program.

For the foregoing reasons we believe ISS’ and Glass Lewis’ recommendation for this proposal is unwarranted. We ask that, if you review these firms’ recommendations in connection with your voting determinations, you consider factors outside their evaluation, which we describe in our proxy statement and above, and vote FOR the advisory vote on compensation paid to our named executive officers.